EXHIBIT 3(B)


                   CERTIFICATE OF INCORPORATION OF

                       LATSHAW ENTERPRISES, INC.,

                             AS AMENDED

	FIRST:  The name of the corporation is Latshaw Enterprises, Inc.

	SECOND: The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington,
County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

	THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

	FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Million Five
Hundred and Thirty Thousand (1,530,000) shares consisting of:

        1. 30,000 shares of Class A Common Stock ("Class A Common Stock") of the par value of One Hundred Dollars
               ($100.00) per share;

        2.     1,000,000 shares of Class C Common Stock ("Class C
               Common Stock") of the par value of Two Dollars ($2.00) per share; and

        3.     500,000 shares of Preferred Stock without par value.

No holder of shares of any class of stock of the Corporation shall have any preemptive or other right to subscribe for or purchase any shares of any class of stock of the Corporation, or any securities convertible into shares of stock of any class which at any time may be issued or sold by the Corporation, other than such right, if any, as the Board of Directors in its discretion may determine.

                           Preferred Stock

     The Preferred Stock may be issued from time to time in one or more series with such distinctive serial designations and for such consideration as may be fixed by the Board of Directors. The Preferred Stock of all series shall be in all respects entitled to the same preferences, rights and privileges and subject to the same qualifications, limitations and restrictions, except that different series of Preferred Stock may vary with respect to those provisions as shall be determined and fixed by the Board of Directors as hereinafter provided. Each share of Preferred Stock of any one series shall have the same rights as and be identical in all respects with all the other shares of Preferred Stock of that series.


     The Board of Directors is empowered, subject to the other provisions of this Article FOURTH, to determine and fix by resolution or resolutions providing for the issuance of any series:

		(a)	The number of shares to constitute such series
	and the designation thereof;

		(b)	The voting powers, full, limited or contingent, if
	any, to which holders of shares of such series shall be entitled;

		(c)	The dividend rate or rates, the conditions and dates
	upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of stock, and whether such dividends shall be cumulative or noncumulative;

		(d)	Whether or not the shares of such series shall be
	redeemable and, if redeemable, the redemption price and the other terms and conditions of redemption;

		(e)	The amount, if any, which the shares of such series
	shall be entitled to receive before any distribution or payment shall be made to holders of the Class A Common Stock and Class C Common Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, or of any proceedings resulting in any distribution of all, or substantially all, of its assets to its stockholders;

		(f)	Whether or not the shares of such series shall
	be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

		(g)	Whether or not the shares of such series shall be
	convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class of stock of the Corporation and, if convertible or exchangeable, the conversion price or prices or rate or rates of conversion or exchange and all other terms and conditions of conversion or exchange; and

		(h)	Such other designations, preferences and
	relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as the directors may deem advisable and as shall be stated in said resolution or resolutions.

                  Class A Common Stock and Class C Common Stock

		(a)	The powers, preferences and rights of Class A
	Common Stock and Class C Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.


		(b)	Class A Common Stock and Class C Common Stock may be
	issued from time to time for such consideration not less than the par value thereof as may be fixed by the Board of Directors.

		(c)	(1)	At each annual or special meeting of
	stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the Corporation and each holder of Class C Common Stock shall be entitled to fifty (50) votes in person or by proxy for each share of Class C Common Stock standing in his name on the stock transfer records of the Corporation except as otherwise provided herein or in Article Sixth.

		(2)	Except as otherwise provided herein or required
	by law, the holders of Class A Common Stock and Class C Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock. Notwithstanding the foregoing, the holders of Class A Common
	Stock and Class C Common Stock shall each be entitled to vote separately as a class with respect to (i) amendments to this Certificate of Incorporation that alter or change the powers, preferences or special rights of the shares of the respective classes of stock so as to affect them adversely, (ii) amendments to this Certificate of Incorporation changing the number of authorized shares of Class C Common Stock, but the holders of Class A Common Stock and Class C Common Stock shall vote together as a single class in order to change the number of authorized shares of Class A Common Stock, and (iii) such other matters as may require class votes under the General Corporation Law of the State of Delaware.

		(d)	Subject to the rights of the holders of Preferred
	Stock and subject to any other provisions of this Certificate of Incorporation as amended from time to time, holders of Class A Common Stock and Class C Common Stock shall be entitled to share equally, on a per share basis, in any dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of dividends or other distributions declared that are payable in shares of Class A Common Stock or Class C Common Stock, the dividends payable in shares of Class A Common Stock shall be payable to only holders of Class A Common Stock and the dividends payable in shares of Class C Common Stock shall be payable only to holders of Class C Common Stock. The Class A Common Stock may be subdivided or combined and stock dividends may be paid on the Class A Common Stock without the subdivision or combination or payment of a stock dividend or stock split to the holders of Class C Common Stock. Similarly, the Class C Common Stock may be subdivided or combined and stock dividends may be paid on the Class C Common Stock without the subdivision or combination or payment of a stock dividend or stock split to the holders of Class A Common Stock.

		(e)	In the event of any liquidation, dissolution or
	winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set aside for the holders of the shares of Preferred Stock and any other class having preference over Class A Common Stock and Class C Common Stock in such event the full preferential amounts to which they are respectively entitled, the remaining net assets of the corporation shall be distributed pro rata to the holders of Class A Common Stock and Class C Common Stock, in cash or in kind.

		(f)	Each share of Class A Common Stock shall have the
	same rights as, and be identical in all respects with, all the other shares of Class A Common Stock. Each share of Class C Common
	Stock shall have the same rights as, and be identical in all respects with, all other shares of Class C Common Stock.

                          Reverse Stock Split

	On the effective date of the amendment revising Article FOURTH and adding this paragraph to Article FOURTH ("Effective Date"), the number of outstanding shares of Common Stock of the Corporation shall be reduced so that each fifty (50) shares of Common Stock issued and outstanding will be automatically reclassified, combined, and converted into one (1) share of Class A Common Stock of the par value of One Hundred Dollars ($100.00) per share. No fractions of shares will be issued, and on the Effective Date, stockholders otherwise entitled to receive fractions of shares, unless and until such fractions of shares are combined with other fractions of shares resulting in full shares within a period of time to be set by the Corporation's Board of Directors, shall have no further interest as stockholders in respect of such fractions of shares and shall be entitled to receive from the Corporation in cash the fair value, as determined by the Board of Directors, of such fractions of shares.

	FIFTH: The names and mailing addresses of the incorporators are as follows:

               Name                   Mailing Address

          Oscar S. Brewer            27th Floor, Commerce Tower
                                     Kansas City, Missouri  64199

          Theodore C. Beckett        27th Floor, Commerce Tower
                                     Kansas City, Missouri  64199

          Hudson Lee McGuire, Jr.    27th Floor, Commerce Tower
                                     Kansas City, Missouri 64199

         SIXTH: At all elections of directors of the corporation each holder of stock entitled to vote thereon shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to the shares of stock of such holder multiplied by the number of directors to be elected. Such holder may cast all of such votes for a single director or may distribute them among the number to be voted for or for any two or more of them as such holder may see fit.

	SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          1. To make, alter, amend or repeal the By-Laws of the corporation; and

          2. To set apart out of any of the money or funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

The By-laws of the corporation may be altered, amended or repealed by the stockholders of the corporation only upon the affirmative vote of three-fourths (3/4) or more of the total number of outstanding shares of the corporation entitled to vote thereon.

	EIGHTH: Any merger or consolidation of this corporation with another corporation for which stockholder approval is required by the laws of the State of Delaware, and any sale, lease or exchange of all or substantially all of the property and assets of this corporation, including its good will and its corporate franchises, and any dissolution of this corporation, may be approved only by the affirmative vote of three-fourths (3/4) or more of the total number of outstanding shares of the corporation entitled to vote thereon.

	NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders hereby are granted subject to this reservation, provided, however, that the provisions of Article SIXTH, Article EIGHTH or this Article NINTH of this Certificate of Incorporation may be amended only by the affirmative vote of three-fourths (3/4) or more of the total number of outstanding shares of the corporation entitled to vote upon such amendment.

	TENTH: The business and affairs of this corporation shall be managed by or under the direction of its Board of Directors. The total number of directors which shall constitute the whole Board of Directors shall be fixed from time to time in the By-laws, such number of directors in no event to exceed twelve (12) persons. The directors shall be divided into three classes, as nearly equal in number as possible, to be designated as Class A, Class B and Class C. At the annual meeting of the stockholders to be held on March 7, 1975, or at any adjournment thereof, the Class A directors shall be elected for a term of one year, the Class B directors shall be elected for a term of two years, and the Class C directors shall be elected for a term of three years. At each annual election thereafter, the successors to the class of directors whose terms expire in that year shall be elected for terms of three years.

	Directors must be stockholders of the corporation, but there shall be no other qualifications for election as directors. Each director shall hold office for the term for which he is elected and qualified, or until his earlier resignation or removal.

	Any director or the entire Board of Directors may be removed only for cause by the holders of a majority of the shares of the corporation then entitled to vote at an election of directors.

	A majority of the total number of directors of the corporation shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.


	The provisions of this Article TENTH may be amended, altered or repealed only by the affirmative vote of three-fourths (3/4) or more of the total number of outstanding shares of the corporation entitled to vote upon such amendment.

	ELEVENTH: No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may be taken without a vote of stockholders cast at such meeting and the power of stockholders to consent in writing to the taking of any action without a meeting and without a vote is specifically denied.

	The provisions of this Article ELEVENTH may be amended, altered or repealed only by the affirmative vote of three-fourths (3/4) or more of the total number of outstanding shares of the corporation entitled to vote upon such amendment.

	TWELFTH: (a) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b) The corporation shall, unless prohibited by law, indemnify any person who is or was a director or officer, or is or was serving at the request of the corporation as a director or officer of another corporation or organization, against all expenses paid or incurred by him in connection with, arising out of or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether brought by or in the right of the corporation or such other corporation, organization or otherwise, which he may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he is or was a director or officer, provided such person did not act in bad faith or in a manner he believed opposed to the best interests of the corporation. The termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of guilty or of nolo contendere or its equivalent shall not create a presumption that such person did not meet the standard of conduct set forth in this paragraph (b). As used in this Article TWELFTH the term "expenses" shall include, but not be limited to, all liabilities, costs, attorneys' fees and disbursements, amounts of judgments, fines or penalties against, and amounts paid in settlement by, such person.

                  (c) Any indemnification under paragraph (b) of this Article TWELFTH shall be made by the corporation upon a determination that the person claiming indemnification under said paragraph (b) is entitled to indemnification under the provisions of said paragraph. Such determination shall be made, after ten (10) days prior written notice by the corporation to the person claiming indemnification, by either (i) a majority vote of a quorum consisting of directors of the corporation who were not parties to such claim, action, suit or proceeding or (ii) independent legal counsel selected by the Board of Directors, who may be regular counsel for the corporation, which independent counsel shall be approved in writing by the person claiming indemnification (which approval may not be unreasonably withheld), in a written opinion delivered to the corporation. Such determination shall be made by said counsel if (A) the quorum of directors described in (i) above is not obtainable, or, even if obtainable, such a quorum so directs, or (B) the person claiming indemnification so directs by written notice to the corporation no later than ten (10) days after receipt by such person of written notice from the corporation that a determination is to be made.

                  (d) Notwithstanding the provisions of paragraphs (b) and (c) of this Article TWELFTH, to the extent that any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or organization, has been successful on the merits or otherwise with respect to any claim, action, suit or proceeding of the character described in paragraph (b), or with respect to any issue or matter therein, such person shall be indemnified by the corporation against all expenses, as defined in paragraph (b), paid or incurred by him in connection therewith.

                  (e) The rights to indemnification, advancement of expenses and limitation of personal liability provided by this Article TWELFTH shall not be deemed exclusive of any other rights to which any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or organization, may be entitled under by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights to indemnification, advancement of expenses and limitation of personal liability provided by this Article TWELFTH shall continue as to a person who ceased to be a director or officer for an unlimited period of time from and after the time such person ceased to be a director or officer and shall not be reduced or impaired in any way by any amendment, alteration, change or repeal of the By-laws or Certificate of Incorporation of the corporation which may occur subsequent to the time such person ceased to be a director or officer.

                  (f) The corporation may, to the extent permitted from time to time by applicable law, enter into indemnification agreements with such persons described in paragraph (b) as the Board of Directors may from time to time determine, to indemnify such persons from and against any or all expenses, as defined in paragraph (b), that any such person may at any time pay or incur by reason of the fact he is or was a director or officer of the corporation, or he is or was serving at the request of the corporation as a director of officer of another corporation or organization.

                  (g) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or organization, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability on behalf of such person under the provisions of this Article TWELFTH. For purposes of this Article TWELFTH, "insurance on behalf of" any such person shall mean both insurance directly insuring such person against any such liability and insurance insuring the corporation's payment of its indemnification obligations to such person under this Article TWELFTH or under the General Corporation Law of the State of Delaware. In the event that insurance on behalf of any such person is in effect immediately prior to the time such person ceased to be a director or officer, the corporation shall continue to maintain in effect such insurance on behalf of such person, or other similar policies of insurance, which policies (i) will continue in effect for a period of not less than six years from and after the time when such person ceased to be a director or officer, in amounts not less than the amounts in effect immediately prior to the time when he ceased to be a director or officer, (ii) will have insuring clauses, retention amounts and exclusions not less favorable than those contained in the insurance policies in effect immediately prior to the time when he ceased to be a director or officer, (iii) will have discovery clauses guaranteeing extension of coverage for a three year period after any cancellation of such policies by the insurers, and (iv) will provide that any notification given by the insurers under said policies shall also be given to the person who ceased to be a director or officer. The rights to continuation of insurance coverage provided by this paragraph (g) shall not be reduced or impaired in any way by any amendment, alteration, change or repeal of the By-laws or Certificate of Incorporation of the corporation which may occur subsequent to the time such person ceased to be a director or officer.

                  (h) Expenses incurred by any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or organization, in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as provided in this Article TWELFTH.

                  (i) All rights provided any officer or director by this Article TWELFTH shall be contract rights. No amendment, alteration, addition, change or repeal of this Article TWELFTH, of any other Article of the Certificate of Incorporation or of the By-laws shall in any way increase the personal liability or alleged personal liability of any director of the corporation or in any way impair or reduce the rights to indemnification or advancement of expenses provided by this Article TWELFTH to any officer or director, with respect to any acts or omissions of such officer or director occurring prior to such amendment, alteration, addition, change or repeal.

                  (j) For purposes of this Article TWELFTH, references to "the corporation" shall include, in addition to the resulting or surviving corporation in a consolidation or merger, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had, continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation or organization, shall stand in the same position under the provisions of this Article TWELFTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (k) In the event that any part of this Article TWELFTH shall be found in any action, suit or proceeding to be invalid or ineffective, the validity and the effect of the remaining parts shall not be affected and the corporation shall indemnify such directors or officers to the full extent required by the remaining parts of this Article TWELFTH, or to the full extent permitted by the General Corporation Law of the State of Delaware, whichever results in greater recovery to such directors or officers.